Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of May 14, 2004

by and between

PLACER SIERRA BANCSHARES

and

SOUTHLAND CAPITAL CO.

TABLE OF CONTENTS

RECITALS

ARTICLE I CERTAIN DEFINITIONS		1

1.01.	Certain Definitions.	1

ARTICLE II THE MERGER		8

2.01.	The Merger.	8
2.02.	Effective Time.	9

ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES		9

3.01.	Effect on Capital Stock.	9
3.02.	Rights as Shareholders; Stock Transfers.	10
3.03.	No Fractional Shares.	10
3.04.	Exchange Procedures.	10
3.05.	Anti-Dilution Provisions.	13

ARTICLE IV ACTIONS PENDING ACQUISITION		13

4.01.	Forbearances of the Company.	13
4.02.	Forbearances of Placer.	17

ARTICLE V REPRESENTATIONS AND WARRANTIES		17

5.01.	Disclosure Schedules.	17
5.02.	Representations and Warranties of the Company.	18
5.03.	Representations and Warranties of Placer.	32

ARTICLE VI COVENANTS		38

6.01.	Reasonable Efforts.	38
6.02.	Shareholder Consent.	38
6.03.	Press Releases.	39
6.04.	Access; Information.	39
6.05.	Certain Policies.	39
6.06.	Regulatory Applications.	40
6.07.	Indemnification; Director’s and Officer’s Insurance.	40
6.08.	Benefit Plans.	42
6.09.	Notification of Certain Matters.	43
6.10.	Human Resources Issues.	43
6.11.	Third-Party Agreements.	43
6.12.	Shareholder Agreement; Shareholder Consent.	44
6.13.	Additional Agreements.	44

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6.14.	Pre-Closing Adjustments.	44
6.15.	Company Stock Options.	45
6.16.	Affiliates.	45
6.17.	Bank Merger.	45
6.18.	Covenant Relating to the Tax Status of the Agreement.	46
6.19.	Redemption of Minority Interest in BOC.	46
6.20.	Accrual of Unrecorded Liabilities.	46
6.21.	Shareholder Approval.	46
6.22.	Registration Statement; Joint Proxy Statement/Prospectus.	46

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		48

7.01.	Conditions to Each Party’s Obligation to Effect the Merger.	48
7.02.	Conditions to Obligation of the Company to Effect the Merger.	49
7.03.	Conditions to Obligation of Placer to Effect the Merger.	49

ARTICLE VIII TERMINATION		52

8.01.	Termination by Mutual Consent.	52
8.02.	Termination by Either Placer or the Company.	52
8.03.	Termination by the Company.	52
8.04.	Termination by Placer.	52
8.05.	Effect of Termination and Abandonment.	53

ARTICLE IX MISCELLANEOUS		53

9.01.	Survival.	53
9.02.	Waiver; Amendment.	53
9.03.	Counterparts.	53
9.04.	Governing Law and Venue; Waiver of Jury Trial; Attorneys’ Fees.	53
9.05.	Expenses.	54
9.06.	Notices.	55
9.07.	Entire Understanding; No Third Party Beneficiaries.	55
9.08.	Effect.	56
9.09.	Severability.	56
9.10.	Enforcement of the Agreement.	56
9.11.	Interpretation.	56
9.12.	Assignment.	56
EXHIBIT A Form of Shareholder Agreement
EXHIBIT B Form of Shareholder Consent
EXHIBIT C Form of Agreement of Merger and Officers’ Certificates
EXHIBIT D Form of Affiliate Agreement

Disclosure Schedule

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of May 14, 2004 (this “Agreement”), by and between Southland Capital Co., a bank holding company organized under the laws of the State of California (the “Company”), and Placer Sierra Bancshares, a bank holding company organized under the laws of the State of California (“Placer”).

RECITALS

Original Agreement. The Company and Placer entered into that certain Agreement and Plan of Merger, dated as of April 30, 2004 (the “Original Agreement”).

Amended and Restated Agreement. The Company and Placer desire to amend and restate the Original Agreement as of the date hereof.

The Company. The Company is a bank holding company organized under the laws of the State of California and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the “BHC Act”), having its principal place of business in San Francisco, California.

Placer. Placer is a bank holding company organized under the laws of the State of California and registered as a bank holding company pursuant to the BHC Act, having its principal place of business in Sacramento, California.

Board Action. The respective Boards of Directors of Placer and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger and the Bank Merger.

Intention of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a tax-free reorganization within the meaning of Section 368 of the Code.

Written Consent of Shareholder. As a condition to, and simultaneously with, the execution of this Agreement, the California Fund is executing a shareholder agreement in the form of Exhibit A hereto (the “Shareholder Agreement”) with Placer agreeing, among other things, to vote against certain corporate actions involving the Company without the consent of Placer and not to sell, transfer, assign, pledge, mortgage or otherwise dispose of or encumber its shares of Company Common Stock. In addition, upon the request of Placer, the California Fund will immediately execute and deliver to Placer a written consent in the form of Exhibit B hereto (the “Shareholder Consent”) approving the principal terms of the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Adjusted Shareholders’ Equity” has the meaning set forth in Section 7.03(e).

“Advisors” has the meaning set forth in Section 7.03(e).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors or other management of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.04(c).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement of Merger” has the meaning set forth in Section 2.02.

“ALL” has the meaning set forth in Section 5.02(t).

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Merger” means the merger of BOC with and into an existing direct or indirect wholly-owned Subsidiary of Placer.

“BHC Act” has the meaning set forth in the recitals to this Agreement.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

“Benefit Plans” has the meaning set forth in Section 5.02(m).

“BOC” means Bank of Orange County, a California state-chartered bank, 100% of the outstanding capital stock of which is owned by the Company, except for a fractional share of such capital stock which is owned by Placer.

“BOC Articles” means the articles of incorporation of BOC, as amended.

“BOC Bylaws” means the bylaws of BOC, as amended.

“Business Combination” has the meaning set forth in Section 3.05.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close.

“California Fund” means the California Community Financial Institutions Fund Limited Partnership, a California limited partnership.

“California Secretary” means the Secretary of State of the State of California.

“Central Square” means Central Square Company, Inc., a California corporation, 100% of the outstanding capital stock of which is owned by PSB.

“Certificate” has the meaning set forth in Section 3.01(a).

“CGCL” means the California General Corporation Law, as amended.

“Closing Financial Statements” has the meaning set forth in Section 7.03(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” means the California Commissioner of Financial Institutions.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Articles” means the articles of incorporation of the Company, as amended.

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Intellectual Property Rights” has the meaning set forth in Section 5.02(x).

“Company Loan Property” has the meaning set forth in Section 5.02(o).

“Company Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of the Company and BOC, taken as a whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) change in law, rule or regulation or GAAP or interpretations thereof that applies to both Placer and the Company or (ii) changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect the Company or BOC, shall not be considered when determining if a Company Material Adverse Effect has occurred.

“Company Stock Option Plan” means the Southland Capital Co. 2002 Stock Option Plan.

“Conversion Ratio” has the meaning set forth in Section 3.01.

“Company Stock Options” means issued and outstanding options to acquire Company Common Stock granted under the Company Stock Option Plan.

“Contract” or “Contracts” has the meaning set forth in Section 5.02(f).

“CSL” means the California Corporate Securities Law of 1968, as amended.

“Department of Financial Institutions” means the California Department of Financial Institutions.

“Derivatives Contract” has the meaning set forth in Section 5.02(q).

“Directors” has the meaning set forth in the recitals to this Agreement.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenters’ Shares” has the meaning set forth in Section 3.01(d).

“Dissenting Shareholder” means any holder of Dissenters’ Shares.

“D&O Insurance” has the meaning set forth in Section 6.07(c).

“Effective Time” has the meaning set forth in Section 2.02.

“Employees” has the meaning set forth in Section 5.02(m).

“Environmental Laws” has the meaning set forth in Section 5.02(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.02(m).

“ERISA Plans” has the meaning set forth in Section 5.02(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Wells Fargo Bank N.A.

“Exchange Fund” has the meaning set forth in Section 3.04(a).

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States, consistently applied over the period involved.

“Governmental Authority” means any federal, state or local court, governmental, legislative, judicial, administrative or regulatory authority (including, without limitation, any Regulatory Authorities), agency, commission, body or other governmental entity.

“Hazardous Substance” has the meaning set forth in Section 5.02(o).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 6.07(a).

“Insurance Cap” has the meaning set forth in Section 6.07(c).

“Insurance Policies” has the meaning set forth in Section 5.02(s).

“IRS” means the Internal Revenue Service.

“Knowledge” means the following: that an individual will be deemed to have “Knowledge” of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting an investigation reasonable under the circumstances concerning the existence of such fact or other matter. If a Person is not an individual, that Person shall be deemed to have Knowledge to the extent that an individual who is an officer, director, partner, trustee, or member of such Person has Knowledge.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind.

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Multiemployer Plan” has the meaning set forth in Section 5.02(m).

“Mutual NDA” means that certain Confidentiality Agreement, dated as of April 20, 2004 by and between the Company and Placer.

“Nasdaq” means the National Market System of the Nasdaq Stock Market, Inc.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Order” has the meaning set forth in Section 7.01(c).

“Pension Plan” has the meaning set forth in Section 5.02(m).

“Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Placer” has the meaning set forth in the preamble to this Agreement.

“Placer Articles” means the articles of incorporation of Placer, as amended.

“Placer Board” means the board of directors of Placer.

“Placer Bylaws” means the bylaws of Placer, as amended.

“Placer Common Stock” means the common stock, no par value per share, of Placer.

“Placer Preferred Stock” means the preferred stock, no par value per share, of Placer.

“Placer Material Adverse Effect” means any effect, circumstance, occurrence or change that is material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) or prospects of Placer and its Subsidiaries, taken as a whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) change in law, rule or regulation or GAAP or interpretations thereof that applies to both Placer and the Company or (ii) changes in economic conditions affecting commercial banks generally, except to the extent such changes disproportionately affect Placer or its Subsidiaries, shall not be considered when determining if a Placer Material Adverse Effect has occurred.

“Placer Stock” means, collectively, Placer Common Stock and Placer Preferred Stock.

“Professional Fees” has the meaning set forth in Section 7.03(e).

“PSB” means Placer Sierra Bank, a California state-chartered bank, 100% of the outstanding capital stock of which is owned by Placer, except for a fractional share of such capital stock which is owned by the Company.

“PST” means Placer Statutory Trust II, a Connecticut statutory business trust.

“Regulatory Authorities” has the meaning set forth in Section 5.02(i).

“Regulatory Filings” has the meaning set forth in Section 5.02(g).

“Rights” means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

“SEC” means the United States Securities and Exchange Commission, or any successor agency thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 3.01(a).

“Shareholder Agreement” has the meaning set forth in the recitals to this Agreement.

“Shareholder Consent” has the meaning set forth in the recitals to this Agreement.

“Shareholders’ Equity Measuring Date” has the meaning set forth in Section 7.03(e).

“SST” means Southland Statutory Trust I, a Connecticut statutory business trust.

“Subsidiary” as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including, without limitation, all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Returns” means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority on or before the Effective Time with respect to any Taxes, including, without limitation, any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

“Third-Party Intellectual Property Rights” has the meaning set forth in Section 5.02(x).

“Treasury Shares” has the meaning set forth in Section 3.01(e).

“USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107-56).

ARTICLE II

THE MERGER

2.01. The Merger. (a) The Combination. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall merge with and into Placer (the “Merger”) and the separate corporate existence of the Company shall cease. Placer shall be the surviving corporation in the Merger, and shall continue to exist as a California corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. After the Merger, BOC may be merged with and into a direct or indirect wholly owned Subsidiary of Placer. Placer may, at any time prior to the Effective Time, change the method of effecting the acquisition of the Company and BOC (including, without limitation, the provisions of this Article II if and to the extent it deems such change to be necessary, appropriate or desirable); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration to be issued or paid to holders of Shares, (ii) prevent, materially impede or materially delay consummation of the Merger or the other transactions contemplated by this Agreement or (iii) otherwise be materially prejudicial to the interests of the shareholders of the Company.

(b) Articles of Incorporation and Bylaws. The Placer Articles and the Placer Bylaws as in effect immediately prior to the Effective Time shall be those of Placer immediately after the Effective Time.

(c) Directors and Officers of Placer. The directors and officers of Placer immediately after the Effective Time shall be the directors and officers of Placer immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(d) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in §1107 of the CGCL, including any rules or regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company shall vest in Placer, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Placer.

2.02. Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), on such date as Placer selects (and promptly provides notice thereof to the Company) an Agreement of Merger in the form of Exhibit D hereto (the “Agreement of Merger”) shall be filed by Placer with the California Secretary in accordance with applicable law together with such certificates, documents or other instruments as may be required by law, and the Merger shall become effective upon such filing; provided, however, that such filing date shall be within ten days after such satisfaction or waiver or, at the election of Placer, on the last Business Day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five Business Days of such month, on the last Business Day of the succeeding month or on such earlier or later date as may be agreed upon in writing by the parties. The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing if other than the time of filing.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01. Effect on Capital Stock. Subject to the other provisions of this Article III, at the Effective Time, as a result of the Merger and without any action on the part of any holder of shares of Company Common Stock:

(a) Merger Consideration. Each share of Company Common Stock, excluding Treasury Shares and Dissenters’ Shares (if dissenters’ rights are applicable under the CGCL), issued and outstanding immediately prior to the Effective Time (each, a “Share”), shall be converted into 0.5752 (the “Conversion Ratio”) share of Placer Common Stock (the “Merger Consideration”). At the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.03 cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 3.01(a) and any dividends or other distributions pursuant to Section 3.04(e).

(b) Placer Stock. Each share of Placer Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Placer Stock and shall not be affected by the Merger.

(c) Dissenters’ Shares. If dissenters’ rights are applicable under Chapter 13 of the CGCL, all shares of Company Common Stock that are “dissenting shares” within the meaning of Chapter 13 of the CGCL (“Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration unless and until such shares have lost their status as Dissenters’ Shares, at which time such shares shall be converted into the right to receive the Merger Consideration.

(d) Cancellation of Certain Shares. Any shares of Company Common Stock held directly or indirectly by Placer, the Company or any of their respective Subsidiaries, other than those held in a fiduciary capacity or as a result of indebtedness previously contracted (“Treasury Shares”), shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

3.02. Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Merger Consideration (or, if a Dissenting Shareholder, the right to receive the payment provided for by Chapter 13 of the CGCL). After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock.

3.03. No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Placer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Placer shall pay to each holder of Shares who would otherwise be entitled to a fractional share of Placer Common Stock (after taking into account all Certificates delivered by such holder) an amount in cash (without interest) equal to the fair value of such fractional share as of the Effective Time as reasonably determined by Placer. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Placer Common Stock.

3.04. Exchange Procedures. (a) Exchange Agent. At or prior to the Effective Time, Placer shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, certificates representing the number of shares of Placer Common Stock issuable in the Merger and funds in an amount not less than the amount of cash payable in lieu of fractional shares of Company Common Stock which would otherwise be issuable in connection with Section 3.01 hereof but for the operation of Section 3.03 of this Agreement (the “Exchange Fund”), it being understood that any and all interest or income earned on funds made available to the Exchange Agent pursuant to this Agreement shall be turned over to Placer. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Placer Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto in accordance with Section 3.04(e).

(b) Exchange of Certificates. As soon as practicable after the Effective Time, but in no event later than the tenth Business Day thereafter, Placer shall cause the Exchange Agent to mail to each former holder of record of Shares (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates in accordance with Section 3.04(g)), in such form and substance as designated by Placer and reasonably acceptable to the Company, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of a Certificate who surrenders or has surrendered such Certificate, together with a duly executed transmittal letter, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing Placer Common Stock, as well as cash in lieu of any fractional shares of Placer Common Stock pursuant to Section 3.03 and any dividends or other distributions pursuant to Section 3.04(e) (in each case after giving effect to any required Tax deductions and withholdings in accordance with Section 3.04(h)), and any Certificates so surrendered shall automatically be cancelled and retired and shall cease to exist. The Exchange Agent shall accept Certificates upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.04(b), each Certificate shall be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration (including any cash in lieu of any fractional share and unpaid dividends or distributions on Placer Common Stock) upon surrender thereof. Placer shall not be obligated to deliver the Merger Consideration (or any cash in lieu of any fractional share or unpaid dividends or distributions on Placer Common Stock) to which any former holder of Shares is entitled as a result of the Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Article III. If any certificate representing shares of Placer Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Taxes have been paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(c) Affiliates. Certificates surrendered for exchange by any Person constituting an “affiliate” of the Company for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing shares of Placer Common Stock until Placer has received a written agreement from such Person in the form of Exhibit E hereto (an “Affiliate Agreement”).

(d) No Liability. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Shares for any amount properly delivered to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws.

(e) Voting and Dividends. Former shareholders of record of the Company shall not be entitled to vote after the Effective Time of the Merger at any meeting of Placer shareholders until such holders have exchanged their Certificates for certificates representing Placer Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 3.04(b), each Certificate shall from and after the Effective Time of the Merger represent for all purposes only the right to receive the Merger Consideration (including any cash in lieu of any fractional share and unpaid dividends or distributions on Placer Common Stock). No dividends or other distributions declared or made after the Effective Time with respect to Placer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Placer Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate for which shares of Placer Common Stock are to be issued, there shall be paid to the holder of such Certificate without interest, (i) the amount of any cash payable with respect to a fractional share of Placer Common Stock to which such holder is entitled pursuant to Section 3.03, (ii) the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to whole shares of Placer Common Stock and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to the surrender of such Certificate payable with respect to whole shares of Placer Common Stock.

(f) Unclaimed Portion of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by holders of Shares for 180 days after the Effective Time shall be paid, in the case of cash, and returned, in the case of certificates representing shares of Placer Common Stock, to Placer. Any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Placer for the Merger Consideration (including any cash in lieu of any fractional shares and unpaid dividends or distributions on Placer Common Stock) deliverable in respect of their Shares upon due surrender of their Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates in accordance with Section 3.04(g)) pursuant to this Article III, in each case, without any interest thereon.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Placer or the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue and pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (including any cash in lieu of any fractional share and unpaid dividends or distributions on Placer Common Stock) deliverable in respect of Shares represented by such Certificate.

(h) Withholding Rights. Placer or the Exchange Agent shall be entitled to deduct and withhold from any cash in lieu of any fractional share and unpaid dividends or distributions on Placer Common Stock otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Placer or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld by Placer or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Placer or the Exchange Agent.

3.05. Anti-Dilution Provisions. In the event Placer changes (or establishes a record date for changing) the number of shares of Placer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Placer Common Stock and the record date therefor shall be prior to the Effective Time, the amount of Merger Consideration per share shall be proportionately adjusted. If, between the date hereof and the Effective Time, Placer shall merge with, be acquired by or consolidate into any other Person (each, a “Business Combination”) and the terms thereof shall provide that Placer Common Stock shall be converted into or exchanged for the capital stock or assets of any other Person, then provision shall be made as part of the terms of such Business Combination so that holders of Shares shall be entitled to receive, in lieu of each share of Placer Common Stock issuable to such holders as provided herein, the same kind and amount of capital stock or assets as shall be distributable upon such Business Combination with respect to one share of Placer Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Placer).

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01. Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Placer, the Company will not, and will not permit any of its Subsidiaries to:

(a) Ordinary Course. Conduct the business of the Company or any of its Subsidiaries other than in the ordinary and usual course or fail to use its reasonable efforts to preserve its business organization and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, take any action that would adversely affect or delay the ability of the Company or any of its Subsidiaries or Placer to perform any of its obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Company Material Adverse Effect.

(b) Capital Stock. Other than with respect to the Rights, and shares of Company Common Stock issuable in respect thereof, set forth in Schedule 4.01(b) of the Disclosure Schedule and outstanding on the date hereof, (i) issue, sell, dispose of, permit to become outstanding, authorize the creation of, pledge or encumber any shares of capital stock or any Rights, (ii) enter into any agreement with respect to (i) above or (iii) permit any additional shares of capital stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock or (ii) directly or indirectly adjust, split, combine, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into, renew or allow to renew automatically, make any new grants of awards under, amend or otherwise modify any employment, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of the Company or any of its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees under the level of Vice President in the ordinary and usual course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 10%, (ii) payments pursuant to BOC’s unwritten year-end bonus plan pursuant to which BOC officers and employees not subject to a written incentive compensation plan are entitled to receive a bonus, based on achievement of stated objectives, based on a percentage of their annual base salary and which are subject to prior approval by the BOC Board of Directors, as to which BOC is accruing and (iii) payments pursuant to any existing written incentive compensation plan or arrangement. Without limiting the generality of the foregoing, the Company shall not grant or approve the grant of any stock options under the Company Stock Option Plan.

(e) Hiring. Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) persons hired to fill any vacancies existing on the date hereof or arising after the date hereof that are below the level of Vice President and whose employment is terminable at the will of the Company or any Subsidiary, as the case may be, and (ii) (provided that Placer is given two Business Days advance written notice thereof) persons hired to fill any vacancies existing on the date hereof or arising after the date hereof that are at or above the level of Vice President and whose employment is terminable at the will of the Company or any Subsidiary, as the case may be. Without limiting the foregoing, the Company or any Subsidiary shall not create new employee positions without the consent of Placer, provided, however, the Company or any such Subsidiary may take such action if, within two Business Days after it requests in writing (which request shall describe in detail the action proposed to be taken) that Placer consent to the taking of such action, Placer has approved such request in writing or has not responded in writing to such request.

(f) Benefit Plans. Enter into, terminate, establish, adopt or amend (except as may be required by applicable law) any Benefits Plans or take any action to accelerate the vesting, accrual or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder. Without limiting the generality of the foregoing, the Company shall not amend or modify the Company Stock Option Plan or enter into, amend or modify any option agreement under the Company Stock Option Plan.

(g) Dispositions. Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations made in the ordinary and usual course of business consistent with past practice and pursuant to Section 4.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company or any such Subsidiary.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of indebtedness previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other Person (other than purchases of loans and loan participations made in the ordinary and usual course of business consistent with past practice and pursuant to Section 4.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company or any such Subsidiary.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.

(j) Governing Documents. Amend the Company Articles or the Company Bylaws or the equivalent organizational documents of any such Subsidiary.

(k) Accounting Methods. Implement or adopt any changes in its book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by the Company’s independent public accountants, KPMG LLP, or as required by Section 6.05 or Section 6.14 of this Agreement.

(l) Contracts. Except with respect to Contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 4.01(q), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claim under, any Contract that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 60 days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

(m) Claims. Enter into any settlement, compromise or similar agreement with respect to, or take any other significant action with respect to the conduct of, any litigation, claim, action, suit, hearing, investigation or other proceeding to which the Company or any of its Subsidiaries is or becomes a party, which settlement, compromise, agreement or action involves payment by the Company or any such Subsidiary of an amount that exceeds $10,000 individually or $25,000 in the aggregate and/or would impose any material restriction on the business of the Company, Placer or any of their respective Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company or any of its Subsidiaries, provided, however, the Company or any such Subsidiary may take any such action if, within two Business Days after it requests in writing (which request shall describe in detail the action proposed to be taken) that Placer consent to the taking of such action, Placer has approved such request in writing or has not responded in writing to such request.

(n) Adverse Actions. Take any action or omit to take any action that would result in (i) any of the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(o) Risk Management. Except as required by applicable law or regulation or the Federal Reserve Board, the FDIC or the Department of Financial Institutions, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow in all material respects its existing policies, procedures or practices with respect to managing its exposure to interest rate and other risks or (iii) fail to use commercially reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk.

(p) Indebtedness. Incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings or reverse repurchase transactions) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q) Loans. Other than (i) any unfunded loans (provided that any such unfunded loans in excess of $1,000,000 are set forth in Section 4.01(q)(i) of the Disclosure Schedule) that have received all necessary approvals pursuant to its existing loan underwriting policies and procedures or (ii) any loan or loan commitment or renewal or extension thereof to any Person and any Affiliate or immediate family member of such Person the approval of which is within the approval limits in effect on the date hereof for either of the Chief Credit Officer or the President of BOC acting independently or acting in combination; or (iii) any loans which will be sold immediately upon the funding thereof to Bank of The West, Zions First National Bank, CNL Commercial Finance, Inc. or BayView Financial Trading Group or GE Capital or Sterling Bank or Golden Security Bank and which shall not at any time be included as assets in its loan portfolio; or (iv) the purchase of any loan or loan participation the approval of which is within the approval limits in effect on the date hereof for either of the Chief Credit Officer or the President of BOC acting independently or acting in combination, make any loan or loan commitment or renewal or extension thereof to any Person.

(r) Investments. (i) Other than in the ordinary and usual course of business consistent with past practice in amounts not to exceed $1,000,000 individually and $5,000,000 in the aggregate or sales of overnight federal funds or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchases of any property or assets of any Person and (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of (A) ten years or less up to a maximum aggregate amount of $15,000,000; or (B) one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company or any such Subsidiary may purchase investment securities if, within three Business Days after it requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Placer consent to making of any such purchase, Placer has approved such request in writing or has not responded in writing to such request.

(s) Taxes. Except as otherwise set forth in Schedule 4.01(s) of the Disclosure Schedule, commence or settle any litigation or proceeding with respect to any liability for Taxes, make or change any material express or deemed Tax election, file any amended Tax Return, take any action which is reasonably likely to have a material adverse effect on any Tax position of the Company, any such Subsidiary or their respective successors after the Merger and the Bank Merger, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

(t) Commitments. Agree or commit to do any of the foregoing.

4.02. Forbearances of Placer. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Placer will not, and will not permit any of its Subsidiaries to:

(a) Ordinary Course. Conduct the day-to-day operations of the business of Placer or any of its Subsidiaries other than in the ordinary and usual course or fail to use its reasonable efforts to preserve its business organization and assets intact and maintain its rights, franchises, powers and privileges and its existing relations and goodwill with customers, suppliers, creditors, lessors, lessees, employees and business associates, take any action that would adversely affect or delay the ability of Placer or any of its Subsidiaries or Placer to perform any of its obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Placer Material Adverse Effect.

(b) Adverse Actions. Take any action or omit to take any action that would result in (i) any of Placer’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(c) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01. Disclosure Schedules. At least three Business Days prior to the date hereof, the Company shall have delivered to Placer a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or to one or more covenants contained in Article IV. Items listed in the Disclosure Schedule shall only be considered exceptions to the specific sections for which such items are scheduled.

5.02. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the Disclosure Schedule, the Company hereby represents and warrants to Placer:

(a) Organization, Standing and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of California registered as a bank holding company under the BHC Act. The Company is in good standing in the State of California. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement. The Company has made available to Placer a complete and correct copy of the Company Articles and the Company Bylaws, each as amended to date. The Company Articles and the Company Bylaws so delivered are in full force and effect as of the date hereof.

(b) Company Capital Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock, of which 9,128,878 shares are issued and outstanding. No more than 1,197,076 shares of Company Common Stock are issuable upon the exercise of Company Stock Options or other Rights. As of the date hereof, no shares of Company Common Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company or any of its Subsidiaries. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Schedule 5.02(b) of the Disclosure Schedule sets forth for each Company Stock Option and each other Right, as applicable, the name of the grantee or holder, the date of the grant, the expiration date, the type of grant, the status of any option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to such Company Stock Option or other Right, the number and type of shares subject to such Company Stock Option or other Right that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, as of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement.

(c) Subsidiaries. (i) Except as provided in Section 5.02(c)(i) of the Disclosure Schedule, the Company’s only Subsidiaries are SST, BOC and PIB Mortgage Company, a California corporation (“PIB”). The Company owns all of the issued and outstanding equity securities in SST and 100% of the issued and outstanding equity securities of BOC, except for a fractional share of the common stock of BOC which is owned by Placer. No equity securities of either SST or BOC are or may become required to be issued by reason of any Right or otherwise. There are no contracts, commitments, understandings or arrangements by which either SST or BOC is or may be bound to sell or otherwise transfer any equity securities thereof. There are no contracts, commitments, understandings or arrangements relating to the Company’s right to vote or to dispose of such securities. All the equity securities of SST and BOC held by the Company are fully paid, nonassessable and owned by the Company free and clear of any Liens.

(ii) Except as provided in Section 5.02(c)(ii) of the Disclosure Schedule, the Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than those of SST and BOC.

(iii) SST is duly organized and validly existing as a statutory business trust under the laws of the State of Connecticut. SST is duly qualified to do business and is in good standing in the State of Connecticut. SST is in good standing in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement. The Company has made available to Placer a complete and correct copy of the SST’s declaration of trust, as amended to date, and the declaration of trust so delivered is in full force and effect as of the date hereof.

(iv) BOC is duly organized and validly existing as a California state-chartered bank and is duly licensed by the Commissioner as a commercial bank, is a member of the Federal Reserve System and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by applicable law. BOC is in good standing in the State of California. BOC is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement. The Company has made available to Placer a complete and correct copy of the BOC’s articles of incorporation and bylaws, each as amended to date, and such articles and bylaws so delivered are in full force and effect as of the date hereof.

(d) Corporate Power. The Company, SST and BOC have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

(e) Corporate Authority. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, the Company’s Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) determined to recommend that its shareholders approve this Agreement, the Merger and the other transactions contemplated hereby if requested by Placer or required by applicable Law. The Company has duly authorized, executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

(f) Regulatory Approvals; No Violations. (i) No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company and its Subsidiaries of this Agreement or to consummate the Merger and the other transactions contemplated hereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the Commissioner, as may be required, (B) the filing of the Agreement of Merger with the California Secretary pursuant to the CGCL and (C) the consents and notices set forth in Schedule 5.02(f)(i) of the Disclosure Schedule. As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 5.02(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Except as provided in Section 5.02(f)(ii) of the Disclosure Schedule, subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, a “Contract” and, collectively, “Contracts”) binding upon the Company or to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject or bound or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, (B) constitute or result in a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of the Company or any of its Subsidiaries, (C) result in any change in the rights or obligations of any party under any of the Contracts or (D) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license, except, in the case of clauses (A), (C) or (D) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

(g) Financial Reports; Undisclosed Liabilities. (i) The consolidated balance sheet of the Company as of December 31, 2003 and December 31, 2002, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for each of the years then ended (including the related notes and schedules), audited by KPMG LLP, fairly present in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of such dates and the results of operations, retained earnings and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods then ended, all in accordance with GAAP. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP or, to the extent inconsistent with GAAP, in accordance with any other applicable legal and accounting requirements.

(ii) The Company and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2001 with (A) the Federal Reserve Board, the FDIC and the Department of Financial Institutions and (B) any other Regulatory Authority (collectively, the “Regulatory Filings”), and all other material reports, registrations and statements required to be filed by them since December 31, 2001, including, without limitation, any report, registration or statement required to be filed pursuant to the laws of the United States or the State of California and the rules and regulations of the Federal Reserve Board, the FDIC, the Commissioner or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

(iii) Since December 31, 2003, neither the Company nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

(iv) Since December 31, 2003, (A) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.02 or otherwise) has had or could be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

(v) Since December 31, 2003, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company or any of its Subsidiaries, (C) any change by the Company or any of its Subsidiaries in accounting principles, practices, procedures or methods or (D) any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees or any amendment of any Benefit Plans other than increases or amendments in the ordinary and usual course of business consistent with past practice.

(vi) The Company has no securities that are registered, or are required to be registered, under the Exchange Act.

(h) Litigation. Except as set forth in Schedule 5.02(h) of the Disclosure Schedule, no civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to the Company’s or its Subsidiaries’ Knowledge, threatened against the Company or any of its Subsidiaries and there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

(i) Regulatory Matters. (i) None of the Company, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Commissioner, the Federal Reserve Board and the FDIC) or the supervision or regulation of it (collectively, the “Regulatory Authorities”). The Company and its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.

(ii) The Company and its Subsidiaries have not been advised by, and do not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, extraordinary supervisory letter or similar submission.

(j) Compliance With Laws. The Company and each of its Subsidiaries:

(i) Is in compliance with all Laws applicable thereto or to the employees conducting their respective businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, except for those Laws that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

(ii) Has all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as presently conducted, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to the Company’s or its Subsidiaries’ Knowledge, no suspension or cancellation of any of them is threatened.

(iii) Except as set forth in Schedule 5.02(j)(iii) of the Disclosure Schedule, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Company’s or its Subsidiaries’ Knowledge, threatened, nor has the Company or any of its Subsidiaries received any notification or communication from any Governmental Authority (A) asserting that the Company or such Subsidiary, as the case may be, is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s or its Subsidiaries’ Knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults. Except as set forth in Schedule 5.02(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to, bound by or subject to any Contract (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that purports to limit in any material respect either the type of business in which the Company or such Subsidiary (or, after giving effect to the Merger, Placer or any of its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business. Except as provided in Section 5.02(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default under any Contracts to which they are a party, by which they or their assets, business or operations may be bound or affected, or under which they or their assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding. Schedule 5.02(k) of the Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by the Company or any of its Subsidiaries of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(l) No Brokers. None of the Company, its Subsidiaries or any of their respective officers, directors, employees, agents or representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement except that the Company has employed Hoefer & Arnett, Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Placer prior to the date hereof.

(m) Employee Benefit Plans.

Except as set forth in Schedule 5.02(m) of the Disclosure Schedule:

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company or any of its Subsidiaries (the “Employees”) and current or former directors of the Company or any of its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, severance plan, incentive and bonus plans (the “Benefit Plans”) are listed on Schedule 5.02(m) of the Disclosure Schedule, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.02(m) of the Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto, have been provided to Placer.

(ii) To the extent applicable, all Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in substantial compliance with ERISA, the Code and other applicable laws. Each Benefit Plan which is subject to ERISA (“ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii) None of the Company, its Subsidiaries or any entity which is considered one employer therewith under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan. All contributions required to be made under the terms of any Benefit Plan, as of the date hereof, have been timely made or have been reflected on the Company’s financial statements described in Section 5.02(g).

(iv) As of the date hereof, there is no material pending or, to the Company’s or its Subsidiaries’ Knowledge, threatened litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan other than COBRA continuation coverage pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA. The Company or its Subsidiaries, as the case may be, may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in Employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of the principal terms of the Merger (if obtained), nor the consummation of the transactions contemplated hereby will (v) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (x) limit or restrict the right of the Company, any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Placer or any of its Subsidiaries to merge, amend or terminate any of the Benefit Plans, (y) cause the Company, any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Placer or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(vi) The Company Stock Option Plan was duly approved by the Company Board and its shareholders and complies as to form and substance with the CSL.

(n) Labor Matters. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor are they the subject of a proceeding asserting that they have committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel them to bargain with any labor union or labor organization as to wages or conditions of employment, nor is there pending or, to the Company’s or its Subsidiaries’ Knowledge, threatened, nor has there been at any time during the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and its Subsidiaries are not aware of any activity involving their respective employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Environmental Matters. Except for such matters that, alone or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement: (i) the Company and its Subsidiaries have complied at all times and are in compliance with all applicable Environmental Laws; (ii) no real property (including soils, groundwater, surface water, buildings or other structures) currently owned or operated or, to the Company’s or its Subsidiaries’ Knowledge, formerly owned or operated by the Company or its Subsidiaries or in which the Company or its Subsidiaries holds or, to the Company’s or its Subsidiaries’ Knowledge, has held a fiduciary or management role, or, to the Company’s or its Subsidiaries’ Knowledge, any property in which the Company or its Subsidiaries holds or has held a Lien (including any property in which the Company or its Subsidiaries holds or has held a fiduciary or management role, a “Company Loan Property”), is or has been during or prior to the Company’s or its Subsidiaries’ ownership or operation thereof, fiduciary or management role therein or holding of a Lien thereon contaminated with, or has or has had any release of, any Hazardous Substance at any time; (iii) neither the Company nor any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any Company Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance other than indemnity agreements in favor of the Company or any of its Subsidiaries executed by borrowers or guarantors in connection with loans made by the Company or any of its Subsidiaries; (viii) to the Company’s or its Subsidiaries’ Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company or any of its Subsidiaries, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property or Company Loan Property and (ix) the Company has delivered to Placer copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company or any of its Subsidiaries, and any currently or formerly owned or operated property or any Company Loan Property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) The Company and its Subsidiaries (I) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by them and all such filed Tax Returns are true, complete and accurate in all material respects; (II) have paid in full all Taxes shown on such Tax Returns (or subsequently assessed) or have accrued on their balance sheet all material Taxes that are required to have been paid or accrued and have properly withheld from amounts owing to any employee, creditor or third party all amounts that they are obligated to have withheld; (III) in the case of any material Tax Return required to be retained by them prior to the Effective Time in respect of any information reporting or other Tax requirements, have retained properly completed Tax Returns in their files for Taxable periods ended on or after December 31, 2000; and (IV) have complied with all material information reporting (and related withholding) requirements related to payments to, and transactions completed for, customers, (B) except as otherwise set forth in Schedule 5.02(p)(i)(B) of the Disclosure Schedule, the Tax Returns referred to in clause (i)(A) have been examined by the IRS or the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (C) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (D) except as set forth in Schedule 5.02(p)(i)(D) of the

Disclosure Schedule, no issues have been raised by any taxing authority either orally or in writing in connection with any audit or examination of any Tax Return that is currently pending, (E) neither the Company nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (F) to the Company’s or its Subsidiaries’ Knowledge and as of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (G) except as set forth in Schedule 5.02(p)(i)(G) of the Disclosure Schedule, as of the date hereof, the Company has made available to Placer true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by the Company or any of its Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.

(ii) There are no Liens on any of the Company’s or its Subsidiaries assets that arose in connection with any failure (or alleged failure) to pay any Tax nor, to the Company’s or its Subsidiaries’ Knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.

(iii) Except as set forth in Schedule 5.02(p)(iii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Effective Time, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

(iv) None of the Company, its Subsidiaries or any of their predecessors has made with respect to themselves any consent under Section 341 of the Code.

(v) Neither the Company nor any of its Subsidiaries have any present or contingent liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in material excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

(vi) Except as otherwise set forth in Schedule 5.02(p)(vi) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party (other than amongst the Company and BOC) to any Tax allocation or sharing agreement, is not and, prior to acquisition of control of BOC by the California Fund, has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns or otherwise has any liability for the Taxes of any Person (other than itself).

(vii) No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

(viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement; and (B) all Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(q) Risk Management Instruments. Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into any exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other Contract that is a derivatives Contract (including various combinations thereof) (each, a “Derivatives Contract”) and does not own any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Books and Records. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position and results of operations of the Company and its Subsidiaries.

(s) Insurance. Schedule 5.02(s) of the Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the Company and its Subsidiaries (collectively, “Insurance Policies”) and all insurance claims filed by the Company and its Subsidiaries under such Insurance Policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. All Insurance Policies are with reputable insurers and provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain Insurance Policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement. All Insurance Policies are in full force and effect; neither the Company nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(t) Allowance For Loan Losses. The Company’s allowance for loan losses (“ALL”) is, and shall be as of the Effective Time, in compliance with its existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Public Accounting Oversight Board and is and shall be adequate under all such standards.

(u) Transactions With Affiliates. Except as set forth in Schedule 5.02(u) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) any covered transactions with Affiliates within the meaning of Sections 23A of the Federal Reserve Act or (ii) any transactions with Affiliates within the meaning of Sections 23B of the Federal Reserve Act.

(v) Real Property.

(i) Except as disclosed in Schedule 5.02(v) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, and is not in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, any real property or premises on the date hereof in whole or in part. Schedule 5.02(v) of the Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by the Company and its Subsidiaries and together with a list of all applicable leases or subleases and the name of the lessor or sublessor. None of such premises or properties have been condemned or otherwise taken by any Governmental Authority and, to the Company’s or its Subsidiaries’ Knowledge, no condemnation or taking is threatened or contemplated nor are any such premises or properties subject to any claim, Contract or Law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or any such Subsidiary.

(ii) Except as provided in Section 5.02(v)(ii) of the Disclosure Schedule, each of the leases referred to in the Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or any of its Subsidiaries or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company or any of its Subsidiaries the foregoing representation is based on the Knowledge of the Company or its Subsidiaries.

(w) Title. The Company and its Subsidiaries have good title to their respective properties and assets (other than property as to which they are a lessee) except (A) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings and Liens for Taxes not yet due, (B) pledges of assets in the ordinary and usual course of business to secure public deposits, (C) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 2003 and (D) with respect to properties other than Company Loan Property, defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

(x) Intellectual Property.

(i) Except as provided in Section 5.02(x)(i) of the Disclosure Schedule, the Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in their business as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

(ii) Except as provided in Section 5.02(x)(ii) of the Disclosure Schedule, except as is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement: (A) the Company and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which they are a party and pursuant to which they are authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, “Third-Party Intellectual Property Rights”); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries (collectively, the “Company Intellectual Property Rights”); or (II) Third-Party Intellectual Property Rights, to the Company’s or its Subsidiaries’ Knowledge, are currently pending or are threatened by any Person; and (C) the Company does not know of any valid grounds for any bona fide claims (I) against the use by the Company or any of its Subsidiaries of any Company Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of the Company or its Subsidiaries as currently conducted or as proposed to be conducted; (II) the ownership, validity or enforceability of any Company Intellectual Property Rights; or (III) challenging the Company’s or any of its Subsidiaries’ license or legally enforceable right to use any Third-Party Intellectual Rights.

(y) Trust Business. Neither the Company nor any of its Subsidiaries is licensed to engage in the trust business or serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

(z) Disclosure. No representation or warranty by the Company in this Agreement and no statement by the Company or any Subsidiary by any executive officer or other person contained in any document, certificate or other writing furnished by or on behalf of the Company to Placer in connection with this Agreement or the Merger contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make it not misleading or to fully provide the information required to be provided in the document, certificate or other writing.

(aa) Securities Law Matters. The California Fund is an accredited investor within the meaning of Rule 501 promulgated under the Securities Act. The Company and the California Fund have had access to such information concerning Placer and the Placer Common Stock to be issued as Merger Consideration as is necessary for them to make an investment decision with respect to Placer and such Placer Common stock and have had the opportunity to ask questions of, and receive information from Placer concerning Placer and such Placer Common Stock; provided, however, that the representation and warranty made in this sentence shall not diminish the Company’s ability to rely upon the representations and warranties of Placer made in Section 5.03. Holders of Company Common Stock are acquiring such Placer Common Stock for their own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof in violation of the Securities Act, subject to the disposition of each such holder’s property being at all times within its control. Such Placer Common Stock has not been registered under the Securities Act or registered or qualified under any state securities laws and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Each certificate representing Placer Common Stock issued as Merger Consideration may, to the extent deemed necessary or appropriate by Placer, bear a restrictive legend as to nontransferability thereof absent registration thereof under the Securities Act or the availability of an exemption therefrom and qualification or registration thereof under applicable state securities laws, and stop transfer instructions may be imposed with respect to the securities represented by such certificates.

5.03. Representations and Warranties of Placer. Placer hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Authority. Placer is a corporation duly organized and validly existing under the laws of the State of California registered as a bank holding company under the BHC Act. Placer is in good standing in the State of California. Placer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Placer Material Adverse Effect or prevent, materially delay or materially impair the ability of Placer or any of its Subsidiaries to consummate the transactions contemplated by this Agreement. Placer has made available to the Company a complete and correct copy of the Placer Articles and the Placer Bylaws, each as amended to date. The Placer Articles and the Placer Bylaws so delivered are in full force and effect as of the date hereof.

(b) Placer Stock. (i) As of the date hereof, the authorized capital stock of Placer consists solely of 100,000,000 shares of Placer Common Stock, of which no more than 8,482,365 shares are outstanding as of the date hereof, and 25,000,000 shares of Placer Preferred Stock, of which no shares are outstanding as of the date hereof.

(ii) The shares of Placer Common Stock to be issued in exchange for Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c) Subsidiaries.

(i) Placer’s only Subsidiaries are PST, Central Square, PSB, SCB Financial Software, Inc., a California corporation, and SCB Investment Company, a California corporation. Placer owns all of the issued and outstanding equity securities in PST and 100% of the issued and outstanding common stock, no par value per share, of PSB, except for a fractional share of such common stock which is owned by the Company. PSB owns 100% of the issued and outstanding common stock, no par value, of Central Square. No equity securities of either PST, Central Square or PSB are or may become required to be issued by reason of any Right or otherwise. There are no contracts, commitments, understandings or arrangements by which either PST, Central Square or PSB is or may be bound to sell or otherwise transfer any equity securities thereof. There are no contracts, commitments, understandings or arrangements relating to Placer’s or PSB’s, as applicable, right to vote or to dispose of such securities. All the equity securities of PST and PSB held by Placer are fully paid, nonassessable and owned by Placer free and clear of any Liens. All the equity securities of Central Square held by PSB are fully paid, nonassessable and owned by PSB free and clear of any Liens.

(ii) PST is duly organized and validly existing as a statutory business trust under the laws of the State of Connecticut. PST is duly qualified to do business and is in good standing in the State of Connecticut. PST is in good standing in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Placer Material Adverse Effect or prevent, materially delay or materially impair the ability of Placer or any of its Subsidiaries to consummate the transactions contemplated by this Agreement. Placer has made available to the Company a complete and correct copy of PST’s declaration of trust, as amended to date, and the declaration of trust so delivered is in full force and effect as of the date hereof.

(iii) PSB is duly organized and validly existing as a California state-chartered bank and is duly licensed by the Commissioner as a commercial bank, is a member of the Federal Reserve System and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by applicable law. PSB is in good standing in the State of California. PSB is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Placer Material Adverse Effect or prevent, materially delay or materially impair the ability of Placer or any of its Subsidiaries to consummate the transactions contemplated by this Agreement. Placer has made available to the Company a complete and correct copy of PSB’s articles of incorporation and bylaws, each as amended to date, and such articles and bylaws so delivered are in full force and effect as of the date hereof.

(iv) Central Square is a corporation duly organized and validly existing under the laws of the State of California. Central Square is in good standing in the State of California. Central Square is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have a Placer Material Adverse Effect or prevent, materially delay or materially impair the ability of Placer or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

(d) Corporate Power. Placer, PST, Central Square and PSB each has all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and Placer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby.

(e) Corporate Authority. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, Placer’s Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interests of Placer and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) determined to recommend that its shareholders approve this Agreement, the Merger and the other transactions contemplated hereby if required by law or as otherwise considered necessary or appropriate by Placer. Placer has duly authorized, executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of Placer, enforceable against Placer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

(f) Regulatory Approvals; No Violations. (i) No consents, approvals, permits authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Placer or any of its Subsidiaries in connection with the execution, delivery and performance by Placer of this Agreement or to consummate the Merger and the other transactions contemplated hereby except for any of the following if applicable: (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the California Commissioner of Corporations and the Commissioner, as may be required, (B) the filings with and declaration as effective by the SEC of a registration statement covering the Placer Common Stock to be issued in the Merger, (C) the approval of the listing on Nasdaq of the Placer Common Stock to be issued in the Merger, (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Placer Common Stock in the Merger and (E) the filing of the Agreement of Merger with the California Secretary pursuant to the CGCL. As of the date hereof, Placer is not aware of any reason why the approvals set forth in this Section 5.03(f) and Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Placer does not, and the consummation by Placer of the Merger and the other transactions contemplated hereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Placer or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, contracts binding upon Placer or any of its Subsidiaries or to which Placer or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which Placer or any of its Subsidiaries is subject, (B) constitute or result in a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Placer or any of its Subsidiaries, (C) result in any change in the rights or obligations of any party under any contract or (D) require any consent or approval under any such contract, Law, governmental or non-governmental permit or license, except, in the case of clauses (A), (C) or (D) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Placer Material Adverse Effect or prevent, materially delay or materially impair the ability of Placer or PSB to consummate the transactions contemplated by this Agreement.

(g) Financial Reports; Undisclosed Liabilities. (i) The consolidated balance sheet of Placer as of December 31, 2003 and December 31, 2002, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for each of the years then ended (including the related notes and schedules), audited by Perry-Smith LLP, fairly present in all material respects the financial position of Placer and its Subsidiaries on a consolidated basis as of such dates and the results of operations, retained earnings and changes in cash flows, as the case may be, of Placer and its Subsidiaries on a consolidated basis for the periods then ended, all in accordance with GAAP. The books and records of Placer and its Subsidiaries have been, and are being, maintained in accordance with GAAP or, to the extent inconsistent with GAAP, in accordance with any other applicable legal and accounting requirements.

(ii) Placer and its Subsidiaries have timely filed all Regulatory Filings that they were required to file since December 31, 2001 and all other material reports, registrations and statements required to be filed by them since December 31, 2001, including, without limitation, any report, registration or statement required to be filed pursuant to the laws of the United States or the State of California and the rules and regulations of the Federal Reserve Board, the FDIC, the Commissioner or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

(iii) Since December 31, 2003, neither Placer nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

(iv) Since December 31, 2003, (A) Placer and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of business consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.02 or otherwise) has had or could be reasonably likely to have a Placer Material Adverse Effect or prevent, materially delay or materially impair the ability of Placer or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

(v) Since December 31, 2003, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Placer or any of its Subsidiaries, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Placer or any of its Subsidiaries, (C) any change by Placer or any of its Subsidiaries in accounting principles, practices, procedures or methods or (D) any increase in the compensation payable or that could become payable by Placer or any of its Subsidiaries to directors, officers or employees or any amendment of any Benefit Plans other than increases or amendments in the ordinary and usual course of business consistent with past practice.

(vi) Placer has no securities that are registered, or are required to be registered, under the Exchange Act.

(h) No Brokers. None of Placer, its Subsidiaries or any of their respective officers, directors, employees, agents or representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Placer has employed Friedman, Billings, Ramsey & Co., Inc. as its financial advisor.

(i) Available Funds. Placer has, or not less than two Business Days prior to the Effective Time will have, available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and the other transactions contemplated by this Agreement.

(j) Litigation. No civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to Placer’s or PSB’s Knowledge, threatened against Placer or any of its Subsidiaries and there are no facts or circumstances that could result in any claims against, or obligations or liabilities of, Placer or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Placer Material Adverse Effect or prevent, materially delay or materially impair the ability of Placer or PSB to consummate the transactions contemplated by this Agreement.

(k) Regulatory Matters. (i) None of Placer, its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authorities. Placer and its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.

(ii) Placer and its Subsidiaries have not been advised by, and do not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, extraordinary supervisory letter or similar submission.

(l) Material Adverse Effect. Since December 31, 2003, Placer and PSB have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, would reasonably be expected to have a Placer Material Adverse Effect.

(m) Books and Records. The books and records of Placer and its Subsidiaries have been fully, properly and accurately maintained in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position and results of operations of Placer and its Subsidiaries.

(n) Compliance With Laws. Placer and each of its Subsidiaries:

(i) Is in compliance with all Laws applicable thereto or to the employees conducting their respective businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices, except for those Laws that are not, individually or in the aggregate, reasonably likely to have a Placer Material Adverse Effect or prevent, materially delay or materially impair the ability of Placer or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

(ii) Has all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and has made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as presently conducted, except for those that are not, individually or in the aggregate, reasonably likely to have a Placer Material Adverse Effect or prevent, materially delay or materially impair the ability of Placer or any of its Subsidiaries to consummate the transactions contemplated by this Agreement; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to Placer’s or its Subsidiaries’ Knowledge, no suspension or cancellation of any of them is threatened.

(iii) No investigation or review by any Governmental Authority with respect to Placer or any of its Subsidiaries is pending or, to Placer’s or any of its Subsidiaries’ Knowledge, threatened, nor has Placer or any of its Subsidiaries received any notification or communication from any Governmental Authority (A) asserting that Placer or PSB, as the case may be, is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Placer’s or any of its Subsidiaries’ Knowledge, do any grounds for any of the foregoing exist).

(o) Disclosure. No representation or warranty by the Placer in this Agreement and no statement by Placer or any Subsidiary by any executive officer or other person contained in any document, certificate or other writing furnished by or on behalf of Placer to the Company in connection with this Agreement or the Merger contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make it not misleading or to fully provide the information required to be provided in the document, certificate or other writing.

ARTICLE VI

COVENANTS

6.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Placer agrees to cooperate with the other and use its reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof.

6.02. Shareholder Consent. If considered necessary or appropriate by Placer, the Company shall give, or cause to be given, in accordance with § 603(b) of the CGCL notice of the Shareholder Consent to the holders of Company Common Stock (other than the California Fund).

6.03. Press Releases. The Company and Placer shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq or the SEC. The Company and Placer shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

6.04. Access; Information. (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Placer and Placer’s officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), Contracts, properties and personnel of the Company and its Subsidiaries and to such other information as Placer may reasonably request and, during such period, it shall furnish promptly to Placer all information concerning the business, properties and personnel of the Company and its Subsidiaries as Placer may reasonably request.

(b) Without limiting the generality of Section 6.04(a), prior to the Effective Time, Placer and Placer’s representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of the Company and its Subsidiaries are in satisfactory condition and will not in a material way adversely impact Placer after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

(c) The Company agrees that, subject to applicable laws, it shall cooperate in good faith with Placer on mutually agreed operating issues which the parties agree have priority.

(d) Placer agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Placer’s personnel as the Company may reasonably request.

(e) Each party agrees that any information obtained pursuant to this Section 6.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) shall be subject to and governed by the Mutual NDA.

(f) No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such party’s obligation to consummate the transactions contemplated by this Agreement.

6.05. Certain Policies. Immediately prior to the Effective Time, the Company and BOC shall, consistent with GAAP, the rules and regulations of the FRB and the FDIC,

respectively, and applicable banking laws and regulations (which shall govern in the event of any inconsistency with the rules and regulations of the FRB and the FDIC, as the case may be), modify or change their respective loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Placer and PSB, as the case may be; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable law, rule or regulation or with regulatory accounting principles or GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by the Company that any such modification or change is appropriate or required or that any financial statement or information previously provided by the Company was incorrect in any respect.

6.06. Regulatory Applications. (a) Each of Placer and the Company shall cooperate and use their respective reasonable efforts to prepare and file, or cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger or any of the other transactions contemplated hereby (including, without limitation, the permits, consents, exemptions, approvals and authorizations set forth in Sections 5.02(f), 5.03(b) and 5.03(f); and any initial filings with Governmental Authorities shall be made by Placer as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than 60 days after the date hereof. Subject to applicable laws relating to the exchange of information, each of Placer and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other on, all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of notices or other communications received by Placer or the Company, as the case may be, from any third party and/or Governmental Authority with respect to the Merger and other transactions contemplated by this Agreement).

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party and/or Governmental Authority.

6.07. Indemnification; Director’s and Officer’s Insurance. (a) From and after the Effective Time, Placer agrees that it will indemnify and hold harmless each present and former director and officer of the Company and BOC (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or BOC would have been obligated under the CGCL and the Company Articles or the BOC Articles and the Company Bylaws or the BOC Bylaws in effect on the date hereof to indemnify such Person (and Placer shall also advance expenses as incurred to the fullest extent required under applicable law, provided, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the CGCL and the Company Articles or BOC Articles and the Company Bylaws or BOC Bylaws shall be made by the Board of Directors of Placer with the advice of independent counsel selected by Placer. Placer’s obligations under this Section 6.07(a) shall continue in full force and effect for a period of three (3) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.07, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Placer thereof, but the failure to so notify shall not relieve Placer of any liability it may have to such Indemnified Party if such failure does not materially prejudice Placer. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Placer shall have the right to assume the defense thereof and Placer shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Placer shall not be liable for any settlement effected without its prior written consent; provided, further, that Placer shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(c) For a period of three (3) years from the Effective Time, Placer shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company and BOC (as opposed to the portion that serves to reimburse the Company or BOC) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage provided by the Company and/or BOC as of the date hereof; provided, however, that in no event shall Placer be required to expend on an annual basis more than 150% of the last annual premium paid prior to the date hereof (the “Insurance Cap”) to maintain or procure such D&O Insurance; provided, further, that if Placer is unable to maintain or obtain the D&O Insurance called for by this Section 6.07, Placer shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Cap; provided, further, that officers and directors of the Company and BOC may be required to make application and provide customary representations and warranties to Placer’s insurance carrier for the purpose of obtaining such D&O Insurance.

(d) If Placer or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Placer shall assume the obligations set forth in this Section 6.07.

6.08. Benefit Plans. (a) From and after the Effective Time, Placer agrees that any former employees of the Company or any of its Subsidiaries who continue employment with Placer or any of its Subsidiaries will be eligible to participate in the employee benefit plans of Placer or any such Subsidiary on substantially the same terms and conditions of similarly situated employees of Placer or such Subsidiary. Placer will cause such employee benefit plans to take into account for purposes of eligibility and vesting thereunder service by such employees with the Company or any of its Subsidiaries as if such service were with Placer or any such Subsidiary, as the case may be, to the same extent that such service was credited under a comparable plan of the Company or any such Subsidiary. Nothing herein shall limit the ability of Placer or any of its Subsidiaries to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

(b) If any of the Company’s or its Subsidiaries’ employees become eligible to participate in a medical, dental or health plan of Placer or any of its Subsidiaries, Placer or any such Subsidiary shall use commercially reasonable efforts to cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, dental or health plans of the Company or its Subsidiary, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c) If Placer determines that one or more Benefit Plans of the Company or any of its Subsidiaries should be amended, modified or terminated prior to the Effective Time, the Company shall take, or cause to be taken, all actions reasonably requested by Placer to so amend, modify or terminate and, if reasonably necessary or appropriate, obtain applicable determination letters or other required approvals from the IRS and/or the Department of Labor, as appropriate, in connection with such action.

(d) To the extent not taken by the Company or any of its Subsidiaries prior to the Effective Time, Placer shall use its commercially reasonable efforts to remove all officers and employees of the Company or any of its Subsidiaries from all of their respective positions with respect to any Benefit Plans of the Company or any of its Subsidiaries.

6.09. Notification of Certain Matters. Each of the Company and Placer shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect or Placer Material Adverse Effect, as the case may be, or to prevent, materially delay or materially impair the ability of the Company any of its Subsidiaries or Placer, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.10. Human Resources Issues. The Company will, and will cause its Subsidiaries to, consult in good faith with Placer regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of the Company or such Subsidiary and will include a Placer representative in any such presentation or any formal meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to both parties. The Company agrees to work in good faith with Placer to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of the Company and its Subsidiaries and their relationships with their employees and to facilitate the transition of such relationships to Placer or its Subsidiaries, as the case may be.

6.11. Third-Party Agreements. (a) The Company shall use its commercially reasonable efforts to obtain, or cause its Subsidiaries to obtain, (i) within 45 calendar days after the date of this Agreement, the consents or waivers listed in Schedule 5.02(k) or otherwise required to be obtained from any third-parties in connection with the Merger and the transactions contemplated hereby (in such form and content as is approved in writing by Placer) and (ii) the cooperation of such third parties to effect a smooth transition in accordance with Placer’s timetable at or after the Effective Time. The Company shall cooperate with Placer in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 4.01(l).

(b) Without limiting the generality of Section 6.11(a), the Company shall use all commercially reasonable efforts to provide, or cause its Subsidiaries to provide, data processing, item processing and other processing support or outside contractors to assist Placer in performing all tasks reasonably required to result in a successful conversion of the Company’s and its Subsidiaries’ data and other files and records to Placer’s production environment, when requested by Placer and in such a manner sufficient to result in a successful conversion at the time (on or after the Effective Time) designated by Placer. Among other things, the Company shall:

(i) cooperate with Placer to establish a mutually agreeable project plan to effectuate the conversion;

(ii) use their commercially reasonable efforts to have the Company’s or its Subsidiaries’ outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established;

(iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Placer for use in planning the conversion, as soon as reasonably practicable;

(iv) provide reasonable access to the Company’s and its Subsidiaries’ personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.11(b), of the Contracts of outside data, item and other processing contractors or other third-party vendors when directed to do so by Placer.

(c) Placer agrees that all actions taken pursuant to this Section 6.11 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and its Subsidiaries.

6.12. Shareholder Agreement; Shareholder Consent. The California Fund shall execute and deliver to Placer (i) the Shareholder Agreement, simultaneously with the execution of this Agreement, and (ii) the Shareholder Consent, immediately upon receipt of the request of Placer.

6.13. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Placer or any of its Subsidiaries with full title to all properties, assets, rights, powers, approvals, privileges, immunities and franchises of the Company and its Subsidiaries, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

6.14. Pre-Closing Adjustments. At or before the Effective Time, the Company shall make, and shall cause its Subsidiaries to make, such accounting entries or adjustments, including additions to its ALL and charge-offs of loans, as Placer shall direct as a result of its on-going review of the Company and its Subsidiaries (including its review of the information provided to it pursuant to Sections 6.04 and 6.10) or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles or GAAP applied on a basis consistent with the financial statements of the Company and its Subsidiaries, (a) the Company shall not be required to take, or cause to be taken, such actions more than one day prior to the Effective Time or prior to the time Placer agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.03 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to the Company or any of its Subsidiaries, as the case may be, (iii) otherwise materially disadvantage the Company or any of its Subsidiaries if the Merger is not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.15. Company Stock Options. (a) At and as of the Effective Time, Placer shall assume each and every outstanding Company Stock Option as, and solely to the extent, set forth in Schedule 5.02(b) of the Disclosure Schedule as updated pursuant to Section 7.03(b) hereof, and all obligations of the Company under the Company Stock Option Plan with respect to such assumed Company Stock Options. Each and every Company Stock Option so assumed by Placer under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan and in the other documents governing such Company Stock Option immediately prior to the Effective Time, except that: (i) such Company Stock Option shall be exercisable for that number of whole shares of Placer Common Stock equal to the product of (A) the number of shares of Company Stock that were purchasable under such Company Stock Option immediately prior to the Effective Time as set forth in Schedule 5.02(b) of the Disclosure Schedule as updated pursuant to Section 7.03(b) hereof, multiplied by (B) the Conversion Ratio, with such product rounded down to the nearest whole number of shares of Placer Common Stock; and (ii) the per share exercise price for the shares of Placer Common Stock issuable upon exercise of such Company Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time as set forth in Schedule 5.02(b) of the Disclosure Schedule as updated pursuant to Section 7.03(b) hereof by (B) the Conversion Ratio. As soon as reasonably practicable after the Effective Time, Placer shall issue to each holder of an outstanding Company Stock Option a document evidencing the assumption of such Company Stock Option pursuant to this Section 6.15.

(b) At or prior to the Effective Time, Placer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Placer Common Stock for delivery upon exercise of Company Stock Options assumed by it in accordance with this Section 6.15.

(c) The Company shall not permit any option holder to exercise any Company Stock Option between the date hereof and the Effective Time.

6.16. Affiliates. At Placer’s request or as required by law, the Company shall use its reasonable efforts to cause each Person constituting an “affiliate” of the Company for purposes of Rule 145 under the Securities Act to deliver to Placer an Affiliate Agreement.

6.17. Bank Merger. The Company and BOC shall, at the request of Placer, (i) take all necessary corporate and other action to adopt and approve the Bank Merger; (ii) execute, deliver and, where appropriate, file any and all agreements and other documents necessary or desirable to permit the consummation of the Bank Merger immediately following consummation of the Merger; and (iii) take and cause to be taken any other action to permit the consummation of any transactions contemplated in connection with the Bank Merger. Neither the Company nor BOC shall take any action that would prevent performance of the agreement of merger relating to the Bank Merger or any other transactions contemplated in connection with the Bank Merger.

6.18. Covenant Relating to the Tax Status of the Agreement. Placer and the Company intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each party will both before and after the Effective Time (i) use reasonable efforts to cause this Agreement to so qualify; (ii) refrain from taking any action that would reasonably be expected to cause this Agreement to fail to so qualify; and (iii) take the position on all Tax Returns and in any communications with any taxing authority for all purposes that this Agreement so qualifies.

6.19. Redemption of Minority Interest in BOC. The Company shall use its best efforts to exchange (for no additional consideration) the fractional share of common stock of Placer Sierra Bank owned by it for the fractional share of common stock of BOC owned by Placer Sierra Bancshares.

6.20. Accrual of Unrecorded Liabilities. The Company shall accrue for previously unrecorded liabilities.

6.21. Shareholder Approval. In the event the Shareholder Consent, or any subsequent written consent executed by the California Fund approving the principal terms of the Merger, is invalid or unenforceable in accordance with its terms under applicable Law, the Company agrees to take, if directed by Placer to do so, all action necessary to convene as soon as practicable (but in no event later than 40 days thereafter) a special meeting of its shareholders to consider and vote upon the approval of the principal terms of the Merger and any other matters required to be approved by the Company’s shareholders for consummation of the Merger. Except with the prior written approval of Placer, no other matters shall be submitted for the approval of the Company shareholders at any such special meeting.

6.22. Registration Statement; Joint Proxy Statement/Prospectus. At Placer’s request or as required by law:

(a) For the purposes of (i) registering the issuance of Placer Common Stock to holders of the shares of Company Common Stock in connection with the Merger with the SEC under the Securities Act and complying with applicable Blue Sky Laws, the Company will cooperate in the preparation of a registration statement on Form S-4 relating to the Merger (together with any and all amendments and supplements to such registration statement, the “S-4 Registration Statement”). The S-4 Registration Statement shall include a joint proxy statement/prospectus satisfying all requirements of the Securities Act, the Exchange Act and applicable Blue Sky Laws. Such joint proxy statement/prospectus in the form mailed by Placer and the Company to their respective stockholders, together with any and all amendments or supplements thereto, are herein referred to as the “Joint Proxy Statement/Prospectus.”

(b) The Company will furnish Placer with such information concerning it and its Subsidiaries as is necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to the Company and its Subsidiaries, to comply with applicable Law. The Company agrees to promptly advise Placer if, at any time prior to the Merger, any information provided by it in the Joint Proxy Statement/Prospectus is or becomes incorrect or incomplete in any material respect and to provide Placer with the information needed to correct such inaccuracy or omission. The Company will furnish Placer with such supplemental information as may be necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to the Company and its Subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of the Company and Placer.

(c) Placer will include in the Joint Proxy Statement/Prospectus such information concerning Placer and its Subsidiaries as is necessary in order to cause such Joint Proxy Statement/Prospectus, insofar as it relates to Placer and its Subsidiaries, to comply with applicable Law. If, at any time prior to the Merger, any information included or incorporated by reference by Placer in the Joint Proxy Statement/Prospectus is or becomes incorrect or incomplete in any material respect, Placer shall correct such inaccuracy or omission. Placer will furnish such supplemental information as may be necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to Placer and its Subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of Placer and the Company.

(d) The Company and Placer agree to cooperate in making any preliminary filings of the Joint Proxy Statement/Prospectus with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act, and shall cooperate in responding to any comments with respect thereto received from the SEC.

(e) Placer will file the S-4 Registration Statement with the SEC and appropriate materials with applicable state securities agencies as promptly as practicable and will use all reasonable efforts to cause the S-4 Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable Blue Sky Laws. The Company authorizes Placer to utilize in the S-4Registration Statement and the Joint Proxy Statement/Prospectus and all such state filed materials, the information concerning the Company and its Subsidiaries provided to Placer in connection with, or contained or incorporated by reference in, the Joint Proxy Statement/Prospectus. Placer will promptly advise the Company when the S-4 Registration Statement has become effective and of any supplements or amendments thereto, and Placer will furnish the Company with copies of all such documents. Except for the Joint Proxy Statement/Prospectus or the preliminary joint proxy statement/prospectus, neither Placer nor the Company shall distribute any written material that might constitute a “prospectus” relating to the Merger within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of the other.

(f) Each of the Company and Placer shall mail the Joint Proxy Statement/Prospectus to its stockholders as promptly as practicable after the date the S-4 Registration Statement is declared effective under the Securities Act.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. At Placer’s request or as required by law, the California Fund shall have executed and delivered to Placer the Shareholder Consent and such Shareholder Consent shall remain in full force and effect or the principal terms of the Merger shall have been approved by holders of not less than a majority of the outstanding shares of Company Common Stock at a special meeting of shareholders held pursuant to Section 6.24.

(b) Regulatory Approvals. All notices, reports and other filings required to be made prior to the Effective Time by the Company or Placer or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Placer or any of their respective Subsidiaries from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Placer Board reasonably determines in good faith would (i) following the Effective Time, have a Placer Material Adverse Effect or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Placer would not have entered into this Agreement had such conditions, restrictions or requirements been known as of the date hereof.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an “Order”).

(d) Tax Opinion. Placer and the Company shall have received an opinion of counsel from counsel to Placer in the form reasonably satisfactory to Placer to the effect that on the basis of certain facts, representations, and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Placer, the Company and others.

7.02. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Placer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate signed by an executive officer of Placer, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Placer Material Adverse Effect or prevent, materially delay or materially impair the ability of Placer to consummate the transactions contemplated by this Agreement.

(b) Performance of Obligations of Placer. Placer and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed by an executive officer of Placer, dated as of the Effective Time, to such effect.

7.03. Conditions to Obligation of Placer to Effect the Merger. The obligation of Placer to consummate the Merger is also subject to the fulfillment or written waiver by Placer prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Placer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Effective Time, to such effect. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

(b) Updated Disclosure Schedule. The Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of the updated Disclosure Schedule shall have been delivered to Placer no later than 72 hours prior to the

Effective Time; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.02. In its sole and absolute discretion, Placer shall be satisfied with any matter reflected, listed or disclosed in the updated Disclosure Schedule that was not reflected, listed or disclosed on the original Disclosure Schedule.

(c) Performance of Obligations of Company. The Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Placer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Effective Time, to such effect.

(d) Performance of Obligations of the Shareholder. Placer shall have received the Shareholder Agreement and, if requested by Placer or required by Law, the Shareholder Consent executed and delivered by the California Fund as contemplated by Section 6.12, each of which shall remain in full force and effect. The California Fund shall have performed in all material respects all obligations required to be performed by it under the Shareholder Agreement.

(e) Shareholders’ Equity and Reserves. As of June 30, 2004 (the “Shareholders’ Equity Measuring Date”), (i) the Adjusted Shareholders’ Equity of the Company shall not be less than $58,000,000 and (ii) the Company’s ALL shall not be less than $5,000,000, inclusive of the amount of the reserve for unfunded loan commitments, in each case as determined in accordance with GAAP. For purposes of this Section 7.03(e), “Adjusted Shareholders’ Equity” means the equity of the Company as of June 30, 2004, excluding any gains or losses on or changes in fair market value of securities of the Company from such calculation, and adding the sum of, without duplication, (w) all amounts paid or accrued in connection with any actions taken pursuant to Sections 6.05 and 6.15 to the extent that such actions were not necessary to bring the Company into conformity with GAAP or any applicable rule or regulation of any Governmental Authority, (x) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for the Company (“Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, “Professional Fees”) paid by the Company prior to the Effective Time and which do not exceed in the aggregate $400,000.00 (exclusive of reasonable costs incurred or advanced by such Advisors and excluding any fees and expenses of such Advisors incurred by the Company at Placer’s written request) (y) amounts accrued or to be accrued by the Company for severance payments to be made pursuant to agreements or policies in effect on the date hereof in contemplation of the consummation of the transactions provided for hereby and (z) the aggregate amount paid by the Company, if any, in order to satisfy its obligation to take all action as may be necessary to cancel the Company Stock Options pursuant to Section 6.16.

(f) No Litigation. No Governmental Authority or any other Person shall have instituted any proceeding or threatened to institute any proceeding seeking any Order. In addition, following the execution of this Agreement by Placer, legal counsel to Placer shall not have received any information in connection with any litigation, action, suit or proceeding to which the Company or BOC is subject that is deemed to be material and adverse by such legal counsel (within its sole discretion).

(g) Closing Financial Statements. At least four Business Days prior to the Effective Time, the Company shall provide Placer with the Company’s consolidated financial statements presenting the financial condition of the Company and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time and the Company’s and its Subsidiaries’ results of operations for the period January 1, 2004 through the close of business on the last day of the last month ended prior to the Effective Time (the “Closing Financial Statements”); provided, however, that if the Effective Time occurs on or before the fifth Business Day of the month, the Company shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of the Company’s Chief Financial Officer, dated as of the Effective Time, to the foregoing effect and to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Company and its Subsidiaries, on a consolidated basis, in all material respects.

(h) Consents. The Company shall have obtained each of the consents listed in Schedule 5.02(k) of the Disclosure Schedule and any consents of the type required to be identified in Schedule 5.02(k) of the Disclosure Schedule but which were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Placer.

(i) Transaction Expenses. The Company shall have used its reasonable efforts to cause its Advisors to submit final bills or estimates of final bills for all Professional Fees to the Company at least two Business Days prior to the Effective Time. Based upon such final bills or estimates of such final bills, the Company shall have paid all Professional Fees in full prior to the Effective Time, and Placer shall have received written evidence from the Company to such effect prior to the Effective Time; provided, that Placer shall have been given a reasonable opportunity to review and comment on all invoices, bills and estimates relating to such Professional Fees prior to their payment; provided, further, that the aggregate amount of such Professional Fees shall be reasonable and shall in no event exceed $400,000.00 (exclusive of reasonable costs incurred or advanced by its Advisors). In no event shall Placer be liable for any such Professional Fees or for any amounts payable to the Company’s or its Subsidiaries’ Advisors.

(j) [Intentionally Omitted]

(k) Dissenting Shareholders. At the Effective Time, the Company shall have complied with its obligations and duties under Chapter 13 of the CGCL, if any, with respect to the rights of Dissenting Shareholders, including, without limitation, the provision of the notice to holders required pursuant to § 1301 of the CGCL.

(l) S-4 Registration. If requested by Placer or required by Law, the S-4 Registration Statement shall have become effective under the Securities Act, no stop order suspending its effectiveness shall be in effect and no proceeding for such purpose shall have been initiated or threatened by or before the SEC. All state securities and “blue sky” permits or approvals necessary or appropriate to consummate the Merger shall have been received and remain in effect.

ARTICLE VIII

TERMINATION

8.01. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of Placer and the Company by action of their respective boards of directors.

8.02. Termination by Either Placer or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Placer or the Company, in the event:

(a) The Merger is not consummated by September 30, 2004, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.02(a), (ii) the California Fund (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the California Fund, its obligations under the Shareholder Agreement.

(b) The approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority.

8.03. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if:

(a) There has been a breach of any representation, warranty, covenant or agreement made by Placer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Placer.

8.04. Termination by Placer. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Placer Board if:

(a) There has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.03(a) or 7.03(c) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Placer to the Company.

(b) There is a material breach by the California Fund of any of the representations, warranties, covenants or agreements contained in the Shareholder Agreement, which breach cannot be or has not been cured within 30 days after written notice thereof is given by Placer to the California Fund.

8.05. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.01) shall become void and of no effect with no liability or further obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.01. Survival. This Article IX, the agreements of the Company and Placer contained in Sections 6.07, 6.08, 6.11 and 6.18 shall survive the consummation of the Merger. This Article IX and the agreements of the Company and Placer contained in the Mutual NDA and Section 8.05 shall survive the termination of this Agreement. The Shareholder Agreement shall survive the consummation of the Merger and the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement; provided, however, that no such amendment or modification shall reduce the aggregate value of the Merger Consideration to be received by the Company’s shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.

9.03. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

9.04. Governing Law and Venue; Waiver of Jury Trial; Attorneys’ Fees. (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction and venue of the courts located in Sacramento, California, of the State of California and the federal courts of the United States of America located in the Northern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.

(c) In the event that the waiver of jury trial set forth in this Agreement is held to be unenforceable, the parties agree that any and all claims or disputes arising from, relating to or in connection with this Agreement, or the Merger contemplated hereby, shall be resolved by binding arbitration by the American Arbitration Association in Sacramento, California, pursuant to its Commercial Arbitration Rules.

(d) If a party commences an action or proceeding against another party arising from, relating to or in connection with this Agreement, the losing party shall pay to the prevailing party its reasonable attorney’s fees, costs and expenses, court costs and other costs of action incurred in connection with the prosecution or defense of such action, whether or not the action is prosecuted to a final judgment, including, without limitation, all such fees and expenses incurred with respect to litigation, appeals, mediations, arbitrations and other similar proceedings.

9.05. Expenses. Unless otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

9.06. Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify by notice to the other party.

If to the Company to:

Southland Capital Co.

One Maritime Plaza, Suite 825

San Francisco, CA 94111

Attention: J. Thomas Byrom

Telephone: (415) 434-1264

Facsimile: (415) 434-9918

With a copy to:

Nixon Peabody LLP

Two Embarcadero Center

San Francisco, California 94111

Attention: Steven M. Plevin

Telephone: (415) 984-8462

Facsimile: (866) 741-1466

If to Placer to:

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Attention: Ronald W. Bachli

Telephone: (916) 554-4820

Facsimile: (916) 329-9236

With a copy to:

Downey Brand LLP

555 Capitol Mall

10th Floor

Sacramento, CA 95814

Attention: D. Steven Blake and James K. Dyer, Jr.

Telephone: (916) 444-1000

Facsimile: (916) 444-2100

9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedule attached hereto and incorporated herein), the Mutual NDA, the

Shareholder Agreement and, if requested by Placer or required by Law, the Shareholder Consent constitute the entire agreement of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 6.07, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08. Effect. No provision of this Agreement shall be construed to require the Company, Placer or any of their respective Subsidiaries or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

9.09. Severability. Except to the extent that application of this Section 9.09 would have a Company Material Adverse Effect or Placer Material Adverse Effect, as the case may be, or would prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries or Placer to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise, without the prior written consent of each of the parties.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PLACER SIERRA BANCSHARES

By:	/S/ WILLIAM J. SLATON
Name: William J. Slaton
Title: Co-Chair
Acquisition Committee of
Board of Directors

SOUTHLAND CAPITAL CO.

By:	/S/ J. THOMAS BYROM
Name: J. Thomas Byrom
Title: President and Chief Executive Officer

Subject to certain exceptions, Exhibits and Schedules to the Amended and Restated Agreement and Plan of Merger have been omitted.

The following is a list of the omitted Exhibits and Schedules which the Registrant agrees to furnish supplementally to the Commission upon request:

Exhibits:
A	Form of Shareholder Agreement (Filed as Exhibit 10.35 to this Registration Statement (Commission File No. 333-112778))
B	Form of Shareholder Consent
C	Form of Agreement of Merger and Officers’ Certificates
D	Form of Affiliate Agreement

Disclosure Schedules:
4.01(b)	Capital Stock
4.01(q)	Loans
4.01(s)	Taxes
5.02(a)	Organization, Standing and Authority
5.02(b)	Company Capital Stock
5.02(c)	Subsidiaries
5.02(d)	Corporate Power
5.02(e)	Corporate Authority
5.02(f)	Regulatory Approvals; No Violations
5.02(g)	Financial Reports; Undisclosed Liabilities
5.02(h)	Litigation
5.02(i)	Regulatory Matters
5.02(j)	Compliance With Laws
5.02(k)	Material Contracts; Defaults
5.02(l)	No Brokers
5.02(m)	Employee Benefit Plans
5.02(n)	Labor Matters
5.02(o)	Environmental Matters
5.02(p)	Tax Matters
5.02(q)	Risk Management Instruments
5.02(r)	Books and Records
5.02(s)	Insurance
5.02(t)	Allowance For Loan Losses
5.02(u)	Transactions With Affiliates
5.02(v)	Real Property
5.02(w)	Title
5.02(x)	Intellectual Property
5.02(y)	Trust Business